EXHIBIT 99.1

            ElkCorp Reports Higher Second Quarter Results

    DALLAS--(BUSINESS WIRE)--Jan. 20, 2005--

       Earnings Per Diluted Share More Than Doubles Prior Year;
          Company Raises Fiscal 2005 Earnings Expectations to
                   $2.40 to $2.50 per Diluted Share

    ElkCorp (NYSE:ELK) announced today financial results for its second fiscal quarter, ended December 31, 2004. Earnings from continuing operations for the second quarter were $14.4 million, or $0.71 per diluted share, which is in line with the company's revised guidance of $0.60 or more per diluted share. The company anticipates earnings from continuing operations for the third fiscal quarter to be in the range of $0.62 to $0.67 per diluted share and expects earnings per diluted share for fiscal 2005 to be in the range of $2.40 to $2.50, an increase of 20% over its prior guidance of $2.00 to $2.05 per diluted share.

    Second Quarter Overview

    ElkCorp Consolidated

    -- Reported income from continuing operations of $14.4 million, or $0.71 per diluted share, more than double the $7.0 million, or $0.35 per diluted share reported for the second quarter of fiscal 2004.

    -- Recorded revenue of $195 million which is a 58% increase over the $123 million reported in the second quarter of fiscal
        2004.

    Building Products Segment

    -- Revenue in the building products segment was $192 million, a 61% increase over the $119 million reported in the year ago quarter. This reflects realization of recent roofing price increases and record shingle shipments.

    -- Operating income in the building products segment was $29.6 million, 15.4% of sales, approximately double the $14.9 million recorded in the second quarter of fiscal 2004.

    Roofing

    -- The decision to invest capital into productivity improvements over the past two years is paying off with record high productivity achieved in the quarter at Elk's roofing plants.

    -- Asphalt and transportation costs continued to rise in the December quarter. Asphalt increased 3% from the September quarter and has increased 15% from the second quarter of fiscal 2004. Transportation costs increased 5% over the prior quarter and 17% over the year ago quarter.

    -- The new facility in Tuscaloosa was profitable and operated above 50% of capacity in the December quarter.

    -- An additional 1-2% price increase was implemented in January 2005, which will continue to help offset the increased asphalt and transportation costs in the roofing business.

    Composite Lumber

    -- The composite lumber business achieved sales of $3.3 million in the quarter compared to $1.4 million in the second quarter of fiscal 2004. The company anticipates sales for this product platform to significantly increase throughout the remainder of the fiscal year.

    -- The composite business recorded an operating loss of $3.2 million in the December quarter, compared to a $1.0 million loss in the prior year, primarily due to inventory adjustments and expenses for start up of the new manufacturing facility.

    -- During the quarter Elk continued to recycle certain old product that was not up to current specifications and the company does not anticipate requiring any additional reserves. The composites business would have achieved profitability in the month of December with record shipments of decking, fencing, railing and OEM products, if not for the inventory adjustments in the quarter.

    -- Elk Composite Building Products has signed a letter of intent to acquire the principal assets of RailWayz Inc., a privately-held composite railing company based in New Jersey. RailWayz(TM) manufactures an exceptional railing product that, in conjunction with Elk's CrossTimbers(TM) decking product, would enable the company to offer its distributors a more diverse decking and railing product line. This transaction is subject to several conditions, including satisfactory due diligence and the negotiation of a definitive purchase agreement.

    Other, Technologies Segment

    -- The other, technologies segment recorded a slight operating loss of $70,000 for the fiscal second quarter compared to a profit of $1.3 million in the year ago quarter. The decline is primarily due to the timing of Ortloff licensing fees and the recording of reserves for estimated environmental clean-up at the former Chromium facility in Lufkin, Texas.

    -- Chromium recorded an operating loss of $183,000 for the quarter which included a $400,000 reserve for estimated environmental clean-up at its former plating operation located in Lufkin.

    -- The divestiture of Chromium and Ortloff is proceeding well with several parties expressing interest in each of these businesses.

    -- The fire barrier business recorded increased revenue for the quarter, which included sales to some additional regional mattress manufacturers. The operating loss in this business decreased from $257,000 in the September quarter to a loss of $133,000 in the December quarter.

    -- External specialty fabric sales increased 56% over the prior year primarily due to increased sales of roofing mat, facer and filtration products in the quarter.

    Discontinued Operations

    -- ElkCorp has accepted an offer for the sale of the Canton, GA. facility that was once part of Cybershield, divested by the company in August 2004. The sale is expected to close before the end of this fiscal year and is subject to several conditions, including satisfactory due diligence.

    Financial Condition

    At December 31, 2004, the contractual principal amount of ElkCorp's long-term debt was $195 million. Net debt (contractual principal debt minus cash) was $154.7 million, and the net debt to capital ratio was 39.6%. Liquidity consisted of $40.3 million of cash and $121.6 million of borrowing availability under a $125 million committed revolving credit facility expiring November 30, 2008. Long-term debt of $199.1 million included $4.1 million representing the fair market value for two interest rate swap agreements. On November 15, 2004, the company issued an additional $50 million in senior notes. These new notes mature in November 2014 and carry a coupon rate of 6.28%. The proceeds will be used to provide funds for growth and expansion initiatives, including possible acquisitions to extend our premium building products line of business.

    Business Outlook

    "We were pleased with the results for the second quarter and remain confident in the opportunities for growth that lie ahead in the second half of fiscal 2005, "said Thomas Karol, chairman and chief executive officer of ElkCorp. "During the quarter, we experienced increased shingle demand in the majority of our markets throughout the country and anticipate demand to stay strong, particularly in the Southeast, throughout the fiscal year. Asphalt and transportation costs remained high in the December quarter and continue to be an issue in the industry. Although oil prices have declined slightly from their high, it often takes 60 to 90 days for this to be reflected in the price of asphalt which can also be affected by supply and demand issues. However, we feel confident that our current pricing structure should enable us to maintain our margins in this business."
    Mr. Karol continued, "We also achieved a significant milestone in the growth of our composites business with limited production beginning in our expanded composite lumber facility in December. We anticipate the increased capacity available through this larger facility will position us to further penetrate the fencing, decking and railing market as well as the transportation market and enable us to further develop applications outside these markets. We believe the composite lumber industry will see double-digit growth in the coming years and with the new facility, we believe we are better positioned to take advantage of this increased demand as consumers become more aware of the benefits of composite lumber verses wood."
    Mr. Karol concluded, "The positives for our business in fiscal 2005 continue to be the increased shingle demand primarily in the Southeast and the increased capacity available as our new Tuscaloosa facility ramps its production throughout the fiscal year. We have also made significant progress in our composite lumber business that we believe will fuel our growth for the future along with the expansion of our operations in Lenexa and the possible addition of RailWayz Inc., which will enable us to offer a more complete fencing, decking and railing product line and expand our presence in this rapidly growing market."
    "During the quarter we saw increased interest in the products available through our specialty fabric technologies platform and believe that this platform offers many opportunities for future growth. We also anticipate sales for our fire barrier products to continue to increase as California mattress manufacturers adjust to the recently adopted TB603 legislation and as other manufacturers begin to produce and distribute mattresses with flame retardant components nationwide. Finally, we are still exploring opportunities to add a fourth building product platform during fiscal 2005 that will round out our exterior building product offerings. We remain committed to achieving our goal of $1 billion in annual revenue by the end of fiscal 2007. There are still challenges that lie ahead; however, we believe that the second half of fiscal 2005 will continue to be strong for ElkCorp and will lay the groundwork for achieving this goal."

    Earnings Outlook

    The Company expects earnings for the third quarter of fiscal 2005 to be in the range of $0.62 to $0.67 per diluted share, and to be in the range of $2.40 to $2.50 per diluted share for fiscal 2005.

    Conference Call

    The ElkCorp management team will host a conference call and live audio webcast to discuss the second fiscal quarter financial results beginning at 11:00 a.m. (EST) on Friday, January 21, 2005. Investors and other interested parties are invited to listen to the live webcast by visiting the investor relations section of the ElkCorp Web site at www.elkcorp.com. A replay of the conference call will be available for 48 hours beginning at 1 p.m. ET. and may be accessed by dialing 1-800-642-1687 and entering passcode 3300441. The webcast replay will be available on the investor relations section of company's Web site.

    Safe Harbor Provisions

    In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "vision," "outlook," "believe," "estimate," "potential," "forecast," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2004 and Form 10-Q for the quarter ended September 30, 2004..

    ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated revenue) and provides technologically advanced products and services to other industries. Each of ElkCorp's principal operating subsidiaries is a leader within its particular market. Its common stock is listed on the New York Stock Exchange (NYSE:ELK). See www.elkcorp.com for more information.


Condensed Results of Operations
($ in thousands)

                              Three Months Ended     Six Months Ended
                                 December 31,           December 31,
                                2004        2003      2004      2003
                            ------------  --------  --------  --------

Sales                      $    195,158  $123,208  $358,543  $282,947
                          -------------- --------- --------- ---------

Costs and Expenses:
  Cost of sales                 152,974    95,917   286,452   222,472
  Selling, general &
   administrative:               16,615    14,514    32,692    30,080
  Interest expense, net           2,382     1,331     4,476     2,714
                          -------------- --------- --------- ---------

Total Costs and Expenses        171,971   111,762   323,620   255,266
                          -------------- --------- --------- ---------

Income from Continuing
 Operations
Before Income Taxes              23,187    11,446    34,923    27,681

Provision for income taxes        8,835     4,410    13,271    10,565
                          -------------- --------- --------- ---------

Income from Continuing
 Operations                      14,352     7,036    21,652    17,116

Loss from Discontinued
 Operations, Net
                                    (26)   (7,879)     (517)   (8,822)
                          -------------- --------- --------- ---------

Net Income                 $     14,326  $   (843) $ 21,135  $  8,294
                          ============== ========= ========= =========

Income (Loss) Per Common
 Share-Basic
Continuing Operations      $       0.73  $   0.36  $   1.10  $   0.87
Discontinued Operations           (0.00)    (0.40)    (0.03)    (0.45)
                          -------------- --------- --------- ---------
                           $       0.73  $  (0.04) $   1.07  $   0.42
                          ============== ========= ========= =========

Income (Loss) Per Common
 Share-Diluted
Continuing Operations      $       0.71  $   0.35  $   1.08  $   0.86
Discontinued Operations           (0.00)    (0.39)    (0.03)    (0.44)
                          -------------- --------- --------- ---------
                           $       0.71  $  (0.04) $   1.05  $   0.42
                          ============== ========= ========= =========

Average Common Shares
 Outstanding
  Basic                          19,697    19,587    19,684    19,566
                          ============== ========= ========= =========

  Diluted                        20,154    19,909    20,035    19,866
                          ============== ========= ========= =========

                                               Twelve Months Ended
                                                   December 31,
                                                 2004           2003
                                          --------------  ------------

Sales                                    $      648,572  $    550,051
                                        ---------------- -------------

Costs and Expenses:
  Cost of sales                                 517,796       435,415
  Selling, general & administrative:             65,864        61,022
  Interest expense, net                           7,073         5,638
                                        ---------------- -------------

Total Costs and Expenses                        590,733       502,075
                                        ---------------- -------------

Income from Continuing Operations
Before Income Taxes                              57,839        47,976

Provision for income taxes                       21,633        18,298
                                        ---------------- -------------

Income from Continuing Operations                36,206        29,678

Loss from Discontinued Operations, Net
                                                 (2,859)       (9,096)
                                        ---------------- -------------

Net Income                               $       33,347  $     20,582
                                        ================ =============

Income (Loss) Per Common Share-Basic
Continuing Operations                    $         1.84  $       1.52
Discontinued Operations                           (0.14)        (0.47)
                                        ---------------- -------------
                                         $         1.70  $       1.05
                                        ================ =============

Income (Loss) Per Common Share-Diluted
Continuing Operations                    $         1.81  $       1.50
Discontinued Operations                           (0.14)        (0.46)
                                        ---------------- -------------
                                         $         1.67  $       1.04
                                        ================ =============

Average Common Shares Outstanding
  Basic                                          19,668        19,528
                                        ================ =============

  Diluted                                        20,010        19,739
                                        ================ =============


Financial Information by Company Segments ($ in thousands)

                                Three Months Ended   Six Months Ended
                                   December 31,        December 31,
                                   2004      2003      2004      2003
                                --------  --------  --------  --------

Sales
    Building Products          $191,821  $119,042  $352,385  $276,409

    Other, Technologies           3,337     4,166     6,158     6,538
                              ---------- --------- --------- ---------
                               $195,158  $123,208  $358,543  $282,947
                              ========== ========= ========= =========

Operating Profit (Loss)
    Building Products          $ 29,632  $ 14,908  $ 47,649  $ 36,812

    Other, Technologies             (70)    1,350      (579)      702

    Corporate & Eliminations     (3,993)   (3,481)   (7,671)   (7,119)
                              ---------- --------- --------- ---------
                               $ 25,569  $ 12,777  $ 39,399  $ 30,395
                              ========== ========= ========= =========


                                            Twelve Months Ended
                                               December 31,
                                             2004        2003
                                           ---------   ---------

Sales
    Building Products                     $ 633,552   $ 531,473

    Other, Technologies                      15,020      18,578
                                          ---------- -----------
                                          $ 648,572   $ 550,051
                                          ========== ===========

Operating Profit (Loss)
    Building Products                     $  77,867   $  60,724

    Other, Technologies                       1,181       5,425

    Corporate & Eliminations                (14,136)    (12,535)
                                          ---------- -----------
                                          $  64,912   $  53,614
                                          ========== ===========


Condensed Balance Sheet
($ in thousands)

Assets
------

Cash and cash equivalents
Receivables, net                                       December 31,
Inventories                                            2004      2003
                                                    --------  --------
Deferred income taxes
Prepaid expenses and other                         $ 40,343  $ 31,072
Discontinued operations                             143,519    81,117
                                                     67,284    51,960
      Total Current Assets                            4,894     3,812
                                                      8,672     7,498
Property, plant and equipment, net                    2,985     8,052
                                                   --------- ---------
Other assets
                                                    267,697   183,511
      Total Assets
                                                    280,845   250,875
                                                     11,968     6,421
                                                   --------- ---------

                                                   $560,510  $440,807
                                                   ========= =========


Liabilities and Shareholders' Equity
------------------------------------

Accounts payable and accrued liabilities
Discontinued operations                                December 31,
Current maturities on long-term debt                   2004      2003
                                                    --------  --------

      Total Current Liabilities                    $ 76,386  $ 47,539
                                                        185     1,657
Long-term debt, net                                       0         0
                                                   --------- ---------
Deferred income taxes
Shareholders' equity                                 76,571    49,196

      Total Liabilities and Shareholders' Equity    199,094   148,402
                                                     48,654    39,601
                                                    236,191   203,608
                                                   --------- ---------

                                                   $560,510  $440,807
                                                   ========= =========


Condensed Statement of Cash Flows
($ in thousands)

                                                    Six Months Ended
                                                      December 31,
                                                       2004      2003
                                                   --------- ---------
Cash Flows From:
Continuing Operating Activities
Income from continuing operations                  $ 21,652  $ 17,116
Adjustments to income from continuing operations
       Depreciation and amortization                 11,475     8,797
       Deferred income taxes                          5,508       898
       Changes in assets and liabilities:
           Trade receivables                        (25,879)   37,135
           Inventories                               (5,155)    1,561
           Prepaid expenses and other                   (85)     (809)
           Accounts payable and accrued liabilities  13,720    (6,788)
                                                   --------- ---------

Net cash from continuing operating activities        21,236    57,910
Net cash from discontinued operations                 1,248     2,942
                                                   --------- ---------

Net cash from operating activities                   22,484    60,852
                                                   --------- ---------

Investing Activities
       Additions to property, plant and equipment   (21,197)  (33,378)
       Other, net                                      (932)     (245)
                                                   --------- ---------

Net cash from investing activities                  (22,129)  (33,623)
                                                   --------- ---------

Financing Activities
       Proceeds from sale of Senior Notes            50,000         0
       Long-term payments on Revolving Credit
       Facility, net                                (10,300)        0
       Dividends on common stock                     (1,995)   (1,962)
       Treasury stock transactions and other, net     2,010       749
                                                   --------- ---------

Net cash from financing activities                   39,715    (1,213)
                                                   --------- ---------

Net Increase in Cash and Cash Equivalents            40,070    26,016

Cash and Cash Equivalents at Beginning of Year          273     5,056
                                                   --------- ---------

Cash and Cash Equivalents at End of Period         $ 40,343  $ 31,072
                                                   ========= =========


    CONTACT: ElkCorp
             Investor Relations Contact
             Stephanie Elwood, 972-851-0472